            EXHIBIT 99.2

Amendment to Bylaws of Pacific Gas and Electric Company

Effective September 19, 2007

Article II.
DIRECTORS.

9.  Majority Voting.  In any uncontested election, nominees receiving the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be elected.  In any election that is not an uncontested election, the nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by those shares, shall be elected; votes against a director and votes withheld shall have no legal effect.

For purposes of these Bylaws, “uncontested election” means an election of directors of the Corporation in which, at the expiration of the times fixed under Article I, Section 2 of these Bylaws requiring advance notification of director nominees, or for special meetings, at the time notice is given of the meeting at which the election is to occur, the number of nominees for election does not exceed the number of directors to be elected by the shareholders at that election.

If an incumbent director fails, in an uncontested election, to receive the vote required to be elected in accordance with this Article II, Section 9, then, unless the incumbent director has earlier resigned, the term of such incumbent director shall end on the date that is the earlier of (a) ninety (90) days after the date on which the voting results are determined pursuant to Section 707 of the California Corporations Code, or (b) the date on which the Board of Directors selects a person to fill the office held by that director in accordance with the procedures set forth in these Bylaws and Section 305 of the California Corporations Code.

           10.  Certain Powers Reserved to the Shareholders.  So long as PG&E Corporation shall hold the majority of the outstanding shares of the Corporation, PG&E Corporation may require the written consent of the PG&E Corporation Chairman of the Board or the PG&E Corporation Chief Executive Officer to enter into and execute any transaction or type of transaction identified by the Board of Directors of PG&E Corporation as a “Designated Transaction.”  For purposes of this Section 10, a Designated Transaction shall be any transaction or type of transaction identified in a duly adopted resolution of the Board of Directors of PG&E Corporation as requiring the written consent of the PG&E Corporation Chairman of the Board or the PG&E Corporation Chief Executive Officer pursuant to this Section 10.  Notwithstanding the foregoing, nothing in this Section 10 shall limit the power of the Corporation to enter into or execute any transaction or type of transaction prior to the receipt by the Corporate Secretary of the Corporation of the resolution designating such transaction or type of transaction as a Designated Transaction pursuant to this Section 10.

Article V.
AMENDMENTS.

           2.  Amendment by Directors.  To the extent provided by law, these Bylaws, or any of them, may be amended or repealed or new Bylaws adopted by resolution adopted by a majority of the members of the Board of Directors; provided, however, that amendments to Article II, Sections 9 and 10 of these Bylaws, and any other Bylaw provision that implements a majority voting standard for director elections (excepting any amendments intended to conform those Bylaw provisions to changes in applicable laws) shall be amended by the shareholders of the Corporation as provided in Section 1 of this Article V.